Exhibit 5.1

Jodie M. Bourdet

T: +1 415 693 2054

jbourdet@cooley.com

March 28, 2014

TriNet Group, Inc.

1100 San Leandro Blvd., Suite 400

San Leandro, CA 94577

Ladies and Gentlemen:

We have represented TriNet Group, Inc., a Delaware corporation (the “Company”), in connection with the filing by the Company of a Registration Statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission covering the offering of up to an aggregate of 11,757,222 shares of the Company’s Common Stock, par value $0.000025 per share, including (a) 162,716 shares of Common Stock (the “2000 Shares”) pursuant to the Company’s 2000 Equity Incentive Plan (“2000 Plan”), (b) 10,494,506 shares of Common Stock (the “2009 Shares”) pursuant to the Company’s 2009 Equity Incentive Plan (the “2009 Plan”), and (c) 1,100,000 shares of Common Stock (the “2014 ESPP Shares”) pursuant to the Company’s 2014 Employee Stock Purchase Plan (the “2014 ESPP”, and together with the 2000 Plan and the 2009 Plan, the “Plans”).

In connection with this opinion, we have examined and relied upon (a) the Registration Statement and related prospectuses, (b) the Plans, (c) the Company’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, as currently in effect as of the date hereof, (d) the Company’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, each of which will be in effect upon the closing of the Company’s initial public offering, and (e) such other documents, records, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness and authenticity of all documents submitted to us as originals and the conformity to originals of all documents submitted to us as copies thereof.

As to certain factual matters, we have relied upon a certificate of officers of the Company and have not sought to independently verify such matters. Our opinion is expressed only with respect to the General Corporation Law of the State of Delaware.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the 2000 Shares, the 2009 Shares and the 2014 ESPP Shares, when sold and issued in accordance with the 2000 Plan, the 2009 Plan and the 2014 ESPP, respectively, and the Registration Statement and related prospectuses, will be validly issued, fully paid, and nonassessable (except as to shares issued pursuant to certain deferred payment arrangements, which will be fully paid and nonassessable when such deferred payments are made in full).

101 CALIFORNIA STREET, 5TH FLOOR, SAN FRANCISCO, CA 94111-5800 T: (415) 693-2000 F: (415) 693-2222 WWW.COOLEY.COM

March 28, 2014

Page Two

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,

Cooley LLP

By:	/s/ Jodie M. Bourdet
Jodie M. Bourdet

101 CALIFORNIA STREET, 5TH FLOOR, SAN FRANCISCO, CA 94111-5800 T: (415) 693-2000 F: (415) 693-2222 WWW.COOLEY.COM